                                                                     Exhibit 2.1

                                    FORM OF

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                                MERCK & CO., INC.

                                       AND

                          MEDCO HEALTH SOLUTIONS, INC.

                               TABLE OF CONTENTS

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ARTICLE I CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION DATE .............................    2

     Section 1.1.   Treatment of Intercompany Accounts .....................................    2
     Section 1.2.   Charter and Bylaws .....................................................    2
     Section 1.3.   Documents to Be Delivered By Merck and Medco ...........................    2
     Section 1.4.   Documents Delivered ....................................................    3
     Section 1.5.   Transactions Prior to the Distribution .................................    3
     Section 1.6.   Conditions Precedent to the Closing of the Notes Offering ..............    4

ARTICLE II THE DISTRIBUTION ................................................................    5

     Section 2.1.   The Distribution. ......................................................    5
     Section 2.2.   Actions In Connection with the Distribution. ...........................    6
     Section 2.3.   Sole Discretion of Merck ...............................................    7
     Section 2.4.   Conditions To Distribution .............................................    7
     Section 2.5.   Fractional Shares ......................................................    8

ARTICLE III COVENANTS AND OTHER MATTERS ....................................................    9

     Section 3.1.   Release of Merck from Credit Support Arrangements ......................    9
     Section 3.2.   Further Assurances and Agreements ......................................   10
     Section 3.3.   Further Instruments. ...................................................   10
     Section 3.4.   Agreement for Exchange of Information. .................................   11
     Section 3.5.   Auditors and Audits; Annual and Quarterly Statements and Accounting ....   13
     Section 3.6.   Expenses ...............................................................   14
     Section 3.7.   Governmental Approvals .................................................   15
     Section 3.8.   Patent License .........................................................   15
     Section 3.9.   Non-Competition. .......................................................   15
     Section 3.10.  Use of Merck Name and Mark .............................................   16

ARTICLE IV MISCELLANEOUS ...................................................................   16

     Section 4.1.   Entire Agreement .......................................................   16
     Section 4.2.   Governing Law ..........................................................   17
     Section 4.3.   Termination ............................................................   17
     Section 4.4.   Notices ................................................................   17
     Section 4.5.   Counterparts ...........................................................   17
     Section 4.6.   Binding Effect; Assignment; Third-Party Beneficiaries ..................   18
     Section 4.7.   Severability ...........................................................   18
     Section 4.8.   Failure or Indulgence Not Waiver; Remedies Cumulative ..................   18
     Section 4.9.   Amendment ..............................................................   18
     Section 4.10.  Authority ..............................................................   18
     Section 4.11.  Interpretation .........................................................   19
     Section 4.12.  Conflicting Agreements .................................................   19
     Section 4.13.  Offset .................................................................   19
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                               TABLE OF CONTENTS

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     Section 4.14.  DISPUTE RESOLUTION ..............................   19

ARTICLE V  DEFINITIONS ..............................................   19

     Section 5.1.   Affiliate .......................................   19
     Section 5.2.   Ancillary Agreements ............................   20
     Section 5.3.   Business Day ....................................   20
     Section 5.4.   Code ............................................   20
     Section 5.5.   Commission ......................................   20
     Section 5.6.   Confidential Disclosure Agreement ...............   20
     Section 5.7.   Consolidated Period .............................   20
     Section 5.8.   Credit Facility .................................   20
     Section 5.9.   Credit Support Arrangements .....................   20
     Section 5.10.  Credit Support Insurance Coverage ...............   20
     Section 5.11.  Distribution ....................................   20
     Section 5.12.  Distribution Agent ..............................   20
     Section 5.13.  Distribution Date ...............................   20
     Section 5.14.  Employee Matters Agreement ......................   20
     Section 5.15.  Equity Securities ...............................   20
     Section 5.16.  Exchange Act ....................................   20
     Section 5.17.  Existing Authority ..............................   21
     Section 5.18.  Governmental Approvals ..........................   21
     Section 5.19.  Governmental Authority ..........................   21
     Section 5.20.  Group ...........................................   21
     Section 5.21.  Indemnification Agreement .......................   21
     Section 5.22.  Information .....................................   21
     Section 5.23.  Information Statement ...........................   21
     Section 5.24.  Intercompany Payment ............................   21
     Section 5.25.  Law .............................................   21
     Section 5.26.  Medco Acquiror ..................................   21
     Section 5.27.  Medco Auditors ..................................   21
     Section 5.28.  Medco Board .....................................   21
     Section 5.29.  Medco Group .....................................   22
     Section 5.30.  Merck Auditors ..................................   22
     Section 5.31.  Merck Board .....................................   22
     Section 5.32.  Merck Business ..................................   22
     Section 5.33.  Merck Common Stock ..............................   22
     Section 5.34.  Merck Dividend ..................................   22
     Section 5.35.  Merck Group .....................................   22
     Section 5.36.  Notes Offering ..................................   22
     Section 5.37.  Notes Offering Closing ..........................   22
     Section 5.38.  Notes Registration Statement ....................   22
     Section 5.39.  Notes Underwriters ..............................   22
     Section 5.40.  Notes Underwriting Agreement ....................   22
     Section 5.41.  NYSE ............................................   22

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                               TABLE OF CONTENTS

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     Section 5.42.  Patent                                      22
     Section 5.43.  Patent License                              23
     Section 5.44.  Person                                      23
     Section 5.45.  Prohibited Activities                       23
     Section 5.46.  Record Date                                 23
     Section 5.47.  Receiving Party                             23
     Section 5.48.  Securities Act                              23
     Section 5.49.  Subsidiary                                  23
     Section 5.50.  Tax Agreement                               23
     Section 5.51.  Transferring Party                          23

              FORM OF MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") is
entered into as of        , 2003, between Merck & Co., Inc., a New Jersey
corporation ("Merck"), and Medco Health Solutions, Inc., a Delaware corporation ("Medco"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article V hereof.

                                    RECITALS

     WHEREAS, the Board of Directors of Merck (the "Merck Board") has determined that it is appropriate and desirable for Merck to separate the Medco Group from the Merck Group in a manner that would permit Merck to divest its entire ownership interest in Medco through a pro-rata distribution of all of the outstanding shares of common stock, par value $0.01 per share, of Medco (the "Medco Common Stock") to the holders of common stock, par value $0.01 per share, of Merck (the "Merck Common Stock"), pursuant to the terms and subject to the conditions of this Agreement (the "Distribution");

     WHEREAS, the Distribution is intended to qualify as a tax-free transaction (except as to the payment of cash in lieu of fractional shares) to Merck and its shareholders pursuant to Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Medco has filed with the Commission (as defined below) a registration statement on Form 10 to effect the registration of the Medco Common Stock pursuant to the Exchange Act in connection with the Distribution (the "Form 10");

     WHEREAS, on or prior to the Distribution Date, Medco will have completed a public offering (the "Notes Offering") of senior unsecured notes (the "Notes") in the aggregate principal amount of up to $500 million pursuant to a registration statement on Form S-1 (Registration No. 333-86404) (the "Notes Registration Statement") declared effective by the Securities and Exchange Commission (the "Commission");

     WHEREAS, in connection with the Distribution, Medco will have entered into a $1,150 million senior secured credit facility and $500 million 364-day renewable accounts receivable financing facility (collectively, the "Credit Facility");

     WHEREAS, in connection with the Distribution, the Board of Directors of Medco (the "Medco Board") will declare a cash dividend of $2 billion (the "Merck Dividend") payable to Merck, as the sole holder of the Medco Common Stock on or prior to the Distribution Date, with the Merck Dividend to be paid out of borrowings under the Credit Facility, the net proceeds of the Notes Offering, and the proceeds from the Intercompany Payment (as defined herein); and

     WHEREAS, the parties intend in this Agreement, including the Schedule and Exhibits hereto, to set forth the principal arrangements between them regarding the Distribution;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

              CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION DATE

     Section 1.1. Treatment of Intercompany Accounts. On or prior to the Distribution Date, the parties shall settle (i) the net intercompany receivable due from Merck to Medco arising from transactions that occurred after December 29, 2001 and on or prior to July 31, 2003 and (ii) any amounts owing between the parties solely as a result of transfers of cash during the period from August 1, 2003 through the day prior to the Distribution Date (the "August Pre-Distribution Period") pursuant to the parties' customary cash transfer procedures by means of a cash payment from Merck to Medco equal to the sum of
(a) the amount of such net intercompany receivable and (b) the August Pre-Distribution Net Cash Transfer Amount (such payment from Merck, the "Intercompany Payment"). All amounts payable by Merck to Medco and by Medco to Merck arising from transactions that occurred prior to the Distribution not appropriately reflected in the Intercompany Payment shall be settled after the Distribution Date in accordance with the timeframe in which the payor customarily settles such payables but not to exceed 60 days (unless otherwise provided in an agreement between Merck and Medco). The "August Pre-Distribution Net Cash Transfer Amount" (which may be positive or negative) shall mean (x) the amount of cash transferred from Medco to Merck during August Pre-Distribution Period pursuant to the parties' customary cash transfer procedures less (y) the amount of cash transferred from Merck to Medco during such period pursuant to such procedures.

     Section 1.2. Charter and Bylaws. Merck and Medco shall each take all actions that may be required to provide for the adoption by Medco, at or prior to the Distribution Date, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws in substantially the same forms attached hereto as Exhibits A and B, respectively.

     Section 1.3. Documents to Be Delivered By Merck and Medco. On or prior to the Distribution Date, Merck will execute and deliver (and where applicable cause a member of the Merck Group to execute and deliver) to Medco (and/or to the appropriate member of the Medco Group), and Medco will execute and deliver (and where applicable cause a member of the Medco Group to execute and deliver) to Merck (and/or to the appropriate member of the Merck Group), all of the following items and agreements (collectively, together with all agreements and documents contemplated by this Agreement, including the agreements listed in
Section 1.4, as such agreements may be amended from time to time, the "Ancillary Agreements"):

     (a) an Employee Matters Agreement substantially in the form attached hereto as Exhibit C (the "Employee Matters Agreement");

     (b) a Tax Responsibility Allocation Agreement substantially in the form attached hereto as Exhibit D (the "Tax Agreement");

     (c) a Confidential Disclosure Agreement substantially in the form attached hereto as Exhibit E (the "Confidential Disclosure Agreement");

     (d) an Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit F (the "Indemnification Agreement"); and

     (e) such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Unless otherwise provided herein, the document deliveries contemplated in this Section 1.3 shall occur on or prior to the Distribution Date.

     Section 1.4. Documents Delivered. Prior to the date of this Agreement, Medco, Merck and/or other members of their respective Group have duly executed and delivered:

     (a) the Amended and Restated Managed Care Agreement between Merck and Medco, dated as of May 28, 2003;

     (b) the Patient Assistance Program Agreement by and among Merck, Merck Patient Assistance Program, Inc. and Medco, dated as of June 28, 2002;

     (c) the Integrated Prescription Drug Plan Master Agreement by and among Merck-Medco Managed Care, L.L.C., PAID Prescriptions, L.L.C., Merck-Medco Rx Services of New Jersey, L.L.C., and Merck, dated as of January 1, 2003;

     (d) the Research Study Agreement between Merck and the Institute for Effectiveness Research, L.L.C., dated as of June 28, 2002;

     (e) the E-Health Services Agreement between Merck and Medco, dated as of June 28, 2002;

     (f) the Point of Care Data Services Agreement between Merck and Medco, dated as of June 28, 2002;

     (g) the Consumer Marketing Data Services Agreement between Merck and Medco, dated as of June 28, 2002; and

     (h) the Data Flow Continuation Agreement between Merck and Medco, dated as of June 28, 2002.

     Section 1.5. Transactions Prior to the Distribution. Medco represents and warrants that the Notes Registration Statement was declared effective by the Commission on _____, 2003. Medco will declare the Merck Dividend in the aggregate amount of $2 billion, payable on or prior to the Distribution Date to Merck, as the sole holder of Medco Common Stock. Subject to the conditions specified in Section 1.6, Medco shall use its best efforts to consummate the Notes Offering and the Credit Facility on or prior to the Distribution Date. Such efforts shall include, but not necessarily be limited to, those specified in this Section 1.5:

     (a) Registration Statements. Medco shall file such amendments or supplements to the Notes Registration Statement as may be necessary in order to cause the same to become and remain effective as required by Law or by the underwriters of the Notes Offering (the "Notes Underwriters"), including, but not limited to, filing such amendments to the Notes Registration Statement as promptly as practicable as may be required by the Notes Underwriters, the Commission or federal, state or foreign securities Laws. Medco shall also take all actions necessary to prepare, file and cause to become and remain effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans, in each case as necessary or appropriate in connection with the Notes Offering and the Distribution or the other transactions contemplated by this Agreement.

     (b) Underwriting Agreement. Medco shall duly execute and deliver an underwriting agreement with the Notes Underwriters for the Notes Offering (the "Notes Underwriting Agreement") in form and substance acceptable by Merck, and Medco shall comply with its obligations under, and shall not amend, the Notes Underwriting Agreement or waive any provision or condition contained therein without the prior approval of Merck.

     (c) Other Matters. Medco shall consult with Merck and the Notes Underwriters regarding the timing and other material matters with respect to the Notes Offering and the Credit Facility.

     (d) Blue Sky. Medco shall use its reasonable commercial efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Notes Offering.

     (e) Indenture. In connection with the Notes Offering, Medco shall duly execute and deliver an indenture with respect to the Notes in form and substance acceptable to Merck.

     (f) Credit Facility. Medco shall enter into the Credit Facility in form and substance acceptable to Merck and shall borrow at least the amount necessary so that, together with the proceeds from the Notes Offering and the Intercompany Payment, Medco will have sufficient funds to pay the Merck Dividend.

     (g) Merck Dividend. Medco shall declare, and not take any action to revoke or rescind, the Merck Dividend. On or prior to the Distribution Date, Medco shall pay to Merck $2 billion in respect of the Merck Dividend.

     Section 1.6. Conditions Precedent to the Closing of the Notes Offering. Medco shall use its best efforts to satisfy the conditions listed below to the Notes Offering. The closing of the Notes Offering (the "Notes Offering Closing"), which is intended to occur on or prior to the Distribution Date, shall be conditioned on the satisfaction, or waiver by Merck, of the following conditions:

     (a) Registration Statements. The Notes Registration Statement shall have been declared effective by the Commission, with no stop order in effect with respect thereto.

     (b) Blue Sky. All necessary and appropriate actions and filings in connection with the Notes Offering with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) shall have been taken or made and, where applicable, have become effective or been accepted.

     (c) Underwriting Agreement. Medco shall have duly executed and delivered the Notes Underwriting Agreement in form and substance acceptable to Merck; Medco shall have complied with its obligations under, and shall not have amended the Notes Underwriting Agreement or waived any provision or condition contained therein; and all conditions to the obligations of Medco and the Notes Underwriters required by the Notes Underwriting Agreement shall have been satisfied or waived.

     (d) Governmental Approvals. Any material Governmental Approvals necessary to consummate the Notes Offering shall have been obtained and be in full force and effect.

     (e) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Notes Offering shall be in effect.

     (f) Comfort Letters. Medco shall have caused the auditors who are delivering comfort letters (including "bring down" comfort letters) to the Notes Underwriters in connection with the Notes Registration Statement to deliver to Merck copies of such comfort letters (including "bring down" comfort letters) addressed to Merck.

     (g) Indenture. Medco shall have duly executed and delivered an indenture with respect to the Notes in form and substance acceptable to Merck.

     (h) No Inadvisable Event. The Merck Board shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Notes Offering.

     (i) Other Actions. Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Notes Offering Closing in order to assure the successful completion of the Notes Offering shall have been taken.

     The foregoing conditions are for the sole benefit of Merck and shall not give rise to or create any duty on the part of Merck or the Merck Board to waive or not waive such conditions or in any way limit Merck's right to terminate this Agreement as set forth in Section 4.3 or alter the consequences of any such termination from those specified in such Section. Any determination made by the Merck Board prior to the Notes Offering Closing concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 1.6 shall be conclusive.

                                   ARTICLE II

                                THE DISTRIBUTION

     Section 2.1.  The Distribution.

     (a) Cooperation. Medco shall cooperate with Merck to accomplish the Distribution and shall, at Merck's direction, promptly take any and all actions necessary or desirable to effect the Distribution. Merck may select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Merck; provided, that, nothing herein shall prohibit Medco from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. Medco and Merck, as the case may be, will provide to the distribution or exchange agent to be appointed by Merck (the "Distribution Agent") all share certificates and any information required in order to complete the Distribution.

     (b)  Distribution Mechanics.

          (i) Subject to Sections 2.3, 2.4, and 2.5, on or prior to the Distribution Date, Merck will deliver to the Distribution Agent for the benefit of holders of Merck Common Stock on the Record Date, a single stock certificate, endorsed by Merck in blank, representing all of the outstanding shares of Medco Common Stock then owned by Merck, and shall cause the transfer agent for the Merck Common Stock to instruct the Distribution Agent to distribute on or as soon as practicable after the Distribution Date the appropriate number of such shares of Medco Common Stock to each such holder or designated transferee or transferees of such holder of Merck Common Stock. The Distribution shall be effective at 11:59 pm Eastern Standard Time on the Distribution Date.

          (ii) Subject to Sections 2.3, 2.4 and 2.5, each holder of Merck Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the pro-rata distribution a number of shares of Medco Common Stock equal to the number of shares of Merck Common Stock held by such holder on the Record Date multiplied by the distribution ratio determined by the Merck Board when it declares the Distribution. Merck and Medco, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

     Section 2.2.  Actions In Connection with the Distribution.

     (a) Form 10. Medco shall file such amendments and supplements to the Form 10, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Medco shall mail to the holders of Merck Common Stock, at such time on or prior to the Distribution Date as Merck shall determine, the Information Statement included in the Form 10, as well as any other information concerning Medco, its business, operations and management, the Distribution and such other matters as Merck shall reasonably determine are necessary and as may be required by Law.

     (b) Other Documentation. Merck and Medco shall also cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Distribution or other transactions contemplated by this Agreement and the Ancillary Agreements, including the Employee Matters Agreement. Promptly after receiving a request to do so from Merck, to the extent requested by Merck, Medco shall prepare and, to the extent required under applicable Law, file with the Commission any such documentation that Merck determines are necessary or desirable to effectuate the Distribution, and Merck and Medco shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

     (c) Blue Sky. Promptly after receiving a request to do so from Merck, Medco shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

     (d) NYSE Listing. Promptly after receiving a request to do so from Merck, Medco shall prepare and file, and shall use its reasonable commercial efforts to have approved and made effective, an application for the original listing of the Medco Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

     (e) Resignation of Directors and Officers. Immediately prior to the final consummation of the Distribution, (i) each person who is an officer, director or employee of any member of the Merck Group and an officer, director or employee of any member of the Medco Group immediately prior to the Distribution Date (each a "Shared Employee") and who is to continue as an officer, director or employee of any member of the Merck Group after the Distribution Date shall resign from each of such person's positions with each member of the Medco Group, and (ii) each such Shared Employee who is to continue as an officer, director or employee of any member of the Medco Group after the Distribution Date, shall resign from each of such person's positions with each member of the Merck Group;

     (f) Conditions. Medco shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.4 to be satisfied and to effect the Distribution, or any portion thereof, on the terms, in the manner and on the Distribution Date.

     Section 2.3. Sole Discretion of Merck. Merck shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Merck may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.

     Section 2.4. Conditions To Distribution. Subject to Section 2.3, the following are conditions to the consummation of any part of the Distribution. The conditions are for the sole benefit of Merck and shall not give rise to or create any duty on the part of Merck or the Merck Board to waive or not waive any such condition.

     (a) Effective Form 10. The Form 10 shall have been declared effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the holders of Merck Common Stock.

     (b) Blue Sky Laws. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 2.2(c) shall have been taken and, where applicable, have become effective or been accepted.

     (c) NYSE Listing. The Medco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (d) IRS Ruling. Merck shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Merck (in its sole discretion), and such ruling shall remain in effect, to the effect that (i) the distribution by Merck to the holders of

Merck Common Stock on the Record Date of all the Medco Common Stock in the manner determined by Merck will qualify as a tax-free distribution for United States federal income tax purposes under Section 355 of the Code and a tax-free reorganization under Section 368(a)(1)(D) of the Code; (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) Merck as a result of the Distribution; and (iii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the holders of Merck Common Stock on the Record Date upon their receipt of shares of Medco Common Stock pursuant to the Distribution, other than in connection with the receipt of cash in lieu of fractional shares.

     (e) Charter and Bylaws. Medco's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in substantially the forms attached hereto as Exhibits A and B, respectively, shall be in effect.

     (f) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

     (g) Financing. Medco shall have consummated the Notes Offering and the Credit Facility on terms satisfactory to Merck and have sufficient proceeds and capital to pay the Merck Dividend to Merck.

     (h) Merck Dividend. The Merck Dividend shall have been paid, on or prior to the Distribution Date, by Medco to Merck, as the sole holder of the Medco Common Stock.

     (i) Governmental Approvals. Any material Governmental Approvals necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

     (j) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of Merck shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.

     (k) No Inadvisable Event. The Merck Board shall have approved the Distribution and shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Distribution.

     Section 2.5. Fractional Shares. No certificates representing fractional shares of Medco Common Stock will be distributed in the Distribution. As soon as practicable after the consummation of any portion of the Distribution, Merck shall direct the Distribution Agent to determine the number of whole shares and fractional shares of Medco Common Stock allocable to each holder of record or beneficial owner of Merck Common Stock otherwise entitled to fractional shares of Medco Common Stock, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Merck, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder or owner's ratable share of the proceeds of such sale, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes and to repay expenses reasonably incurred by the Distribution Agent, including all brokerage charges, commissions and transfer taxes, in connection with such sale. Merck and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of Merck Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                  ARTICLE III

                           COVENANTS AND OTHER MATTERS

     Section 3.1. Release of Merck from Credit Support Arrangements. (a) Medco shall use commercially reasonable efforts to cause the obligations of members of the Merck Group under each guarantee, letter of credit, keepwell or support agreement or other credit support document, instrument or other similar arrangement issued for the benefit of any Person in the Medco Group by or on behalf of Merck (the "Credit Support Arrangements") on or prior to the Distribution Date to be assumed by Medco, and for Merck to be unconditionally released therefrom as of the Distribution Date or as promptly as practicable thereafter, and shall execute and deliver any and all such instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge by Medco of its obligations under this sentence. Medco shall not modify or renew, or amend the terms of any agreement, instrument or obligation underlying any of the Credit Support Arrangements in any manner that could increase, extend or give rise to liability of a member of the Merck Group under any such Credit Support Arrangements. If any member of the Merck Group shall not have been fully released from its obligations under any Credit Support Arrangement as of the first day of any calendar month, within ten days after the completion of such calendar month, Medco shall notify Merck in writing of the amounts for which Merck could become liable under each such Credit Support Arrangements as of the last day of such calendar month. Such notice shall be accompanied by information and documentation (including such information and documentation requested by Merck) supporting the calculation of any amounts then outstanding (whether or not due and payable) for which Merck could become liable and shall describe the actions taken by Medco during such calendar quarter to seek a release of Merck's obligations under each Credit Support Arrangement. In addition, promptly (but in any event within two Business
Days) after the occurrence of any default or other event as a result of which a third party may become entitled to seek or assert a claim against any member of the Merck Group under any Credit Support Arrangement (or receipt by any member of the Medco Group of any oral or written notice alleging the occurrence of any such default or event), Medco shall provide to Merck written notice setting forth in reasonable detail the circumstances of such default or event (or alleged default or event) and Merck's potential obligations under the Credit Support Arrangement as a result. Such written notice from Medco to Merck shall include any notices delivered by Medco to, or received by Medco from, any third party in connection with such default or event (or alleged default or event). Medco shall keep Merck apprised on a regular basis with respect to all developments relating to such default or event and shall provide to Merck, within five days of a written request therefor such other information as Merck may request relating to the status of Medco's obligations under any agreement subject to a Credit Support Arrangement.

     (b) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement and in addition to any indemnification obligation of Medco under the Indemnification Agreement, Medco shall indemnify and hold harmless the members of the Merck Group and each of their directors, officers, employees and agents from any loss of liability resulting from, arising out of, or relating to any or the Credit Support Arrangements, except to the extent that Merck recovers such loss or liability pursuant to Credit Support Insurance Coverage, if any. In addition to, and not in limitation of, Medco's indemnification obligations under the prior sentence, (a) Merck shall have the right, exercisable at any time in its sole discretion, to obtain and to maintain credit insurance coverage to cover any liabilities of the members of the Merck Group that may at any time arise under the Credit Support Arrangements (such insurance coverage, the "Credit Support Insurance Coverage"), and (b) Medco shall be responsible for (and shall promptly, upon request by Merck, pay or, at Merck's election, reimburse Merck for) all premiums payable for such Credit Support Insurance Coverage and all other costs and expenses incurred by Merck in connection with obtaining, maintaining or pursuing any recovery under such Credit Support Insurance Coverage.

     (c) In addition to, and not in limitation of, any other remedies or setoff rights any member of the Merck Group or any Merck Indemnitee (as defined in the Indemnification Agreement) may be entitled to under this Agreement, any Ancillary Agreement or any Intercompany Agreement (as defined in the Indemnification Agreement), any member of the Merck Group or any Merck Indemnitee may satisfy any amounts owed to such member of the Merck Group or Merck Indemnitee by any member of the Medco Group pursuant to Section 3.1(b) (including as a result of payments that may have been made by any member of the Merck Group under any Credit Support Arrangement) by means of an offset against any amounts any member of the Merck Group may from time to time owe to any member of the Medco Group or any Medco Indemnitee, whether under this Agreement, any Ancillary Agreement, any Intercompany Agreement, any other agreement or arrangement existing between any member of the Merck Group and any member of the Medco Group, or otherwise.

     Section 3.2. Further Assurances and Agreements. In addition to the actions specifically provided for elsewhere in this Agreement and the specific agreements, documents and instruments annexed to this Agreement, Merck and Medco shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and do, or cause to be done, all things, and agree to execute, or cause to be executed, by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents, as such action, thing, agreement, instrument or other document may be necessary or desirable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 3.3.  Further Instruments.

     (a) Each of Merck and Medco, in their respective capacities as a Transferring Party, at the request of the Receiving Party and without further consideration, will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the Receiving Party and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the Receiving Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Receiving Party and its

Subsidiaries and confirm the Receiving Party's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred or allocated to the Receiving Party and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, or any documents referred to herein or therein, to put the Receiving Party and its Subsidiaries in actual possession and operating control thereof and to permit the Receiving Party and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained).

     (b) Each of Merck and Medco, in their respective capacities as a Receiving Party, at the request of the Transferring Party and without further consideration, will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the Transferring Party and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the Transferring Party may reasonably deem necessary or desirable in order to have the Receiving Party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by or allocated to the Receiving Party under this Agreement, the Ancillary Agreements, or any document in connection herewith or therewith, and to relieve the Group of the Transferring Party of any liability or obligation with respect thereto and evidence the same to third parties. Furthermore, each of the Transferring Party and the Receiving Party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     Section 3.4.  Agreement for Exchange of Information.

     (a) Provision of Information. Each of Merck and Medco, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party requests
(i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in connection with any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) in connection with the ongoing businesses of Merck or Medco as it relates to the conduct of such businesses prior to the Distribution Date, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement (including the decision and order issued by the United States Federal Trade Commission on February 18, 1999, In the Matter of Merck & Co., Inc., a corporation, and Merck-Medco Managed Care, LLC, a limited liability company (Docket No. C-3853)), or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

     (b) Internal Accounting Controls. After the Distribution Date, each of Merck and Medco, on behalf of its respective Group, shall maintain in effect, at its own cost and expense, adequate systems and controls for its business, to the extent necessary to enable members of the other Group to satisfy their respective reporting, accounting, audit and other obligations.

     (c) Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to this Section 3.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

     (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 3.4 and other provisions of this Agreement after the Distribution Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with its policies as in effect on the Distribution Date. Medco shall not amend its or its Subsidiaries' record retention policies prior to the Distribution Date without the consent of Merck and shall retain, in a manner allowing for reasonable access, Information constituting audit work papers and work papers from internal audits, in each case relating to periods prior to the Distribution Date for at least six years thereafter. Except as set forth in the Tax Agreement, at any time after the Distribution Date, each party may amend their respective record retention policies at such party's discretion, but in the case of Medco, subject to the immediately preceding sentence; provided, however, that if a party desires to effect the amendment within three (3) years after the Distribution Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Agreement. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Distribution Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

     (e) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 3.4 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 3.4(d).

     (f) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 3.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement, including the Confidential Disclosure Agreement.

     (g) Production of Witnesses; Records; Cooperation. After the Distribution Date, each party hereto shall, except in the case of a legal or other proceeding by one party against the other party (which shall be governed by such discovery rules as may be applicable under Article III of the Indemnification Agreement or otherwise), use its reasonable commercial efforts to make available to the other party, upon written request, the former, current and future officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, regulatory, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, regulatory, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

     Section 3.5. Auditors and Audits; Annual and Quarterly Statements and Accounting. On behalf of the Medco Group, Medco agrees that:

     (a) Selection of Auditors. For the years after 2001 that include any period for which Medco and its Subsidiaries' financial results are required to be consolidated with Merck's consolidated financial results, Medco shall select to audit its and its Subsidiaries' financial statements and serve as the Medco Group's independent certified public accountants (the "Medco Auditors") for purposes of providing an opinion with respect to Medco's consolidated financial statements the same accounting firm as is selected by Merck to audit Merck's consolidated financial statements and to serve as the Merck Group's independent certified public accountants ("Merck Auditors") for purposes of providing an opinion with respect to Merck's consolidated financial statements.

     (b) Date of Auditors' Opinion and Quarterly Reviews. Medco shall use its reasonable commercial efforts to enable the Medco Auditors to complete each audit of Medco and its Subsidiaries' financial results that includes any financial reporting period for which Medco and its Subsidiaries' financial results are consolidated with Merck's consolidated financial results (each such period, a "Consolidated Period") such that the Medco Auditors will date their opinion with respect to Medco and its Subsidiaries audited annual financial statements that include such Consolidated Period on the same date that the Merck Auditors date their opinion with respect to the Merck Group's audited annual financial statements that include such Consolidated Period, and to enable the Merck Group to meet its timetable for the printing, filing and public dissemination of each of the Merck Group's annual financial statements that include such Consolidated Period. Medco and its Subsidiaries shall use its reasonable commercial efforts to enable the Medco Auditors to complete their quarterly review procedures for any quarter that includes a Consolidated Period such that they will provide clearance on Medco and its Subsidiaries quarterly financial statements that include such Consolidated Period on the same date that the Merck Auditors provide clearance on the Merck Group's quarterly financial statements that include such Consolidated Period.

     (c) Annual and Quarterly Financial Statements. Medco shall provide, or cause to be provided, to Merck on a timely basis all Information that Merck reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of each of the Merck Group's annual and quarterly financial statements that include a Consolidated Period. Without limiting the generality of the foregoing, Medco will provide all required financial Information with respect to Medco and its Subsidiaries to the Medco Auditors in a sufficient and reasonable time and in sufficient detail to permit the Medco Auditors to take all steps and perform all reviews necessary, and Medco shall provide sufficient assistance to the Merck Auditors with respect to Information to be included or contained in each of the Merck Group's annual and quarterly financial statements that includes a Consolidated Period.

     (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Medco shall authorize the Medco Auditors to make available to the Merck Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Medco and its Subsidiaries and work papers related to the annual audits and quarterly reviews of Medco and its Subsidiaries, in all cases within a reasonable time prior to the Medco Auditors' opinion date, so that the Merck Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Medco Auditors as it relates to the Merck Auditors' report on the Merck Group's financial statements, all within sufficient time to enable the Merck Group to meet its timetable for the printing, filing and public dissemination of each of the Merck Group's annual and quarterly statements that includes a Consolidated Period.

     (e) Changes to Financial Results and in Accounting Principles. Medco shall give Merck as much prior notice as reasonably practical of any proposed determination of, or proposed changes in, its or its Subsidiaries' accounting estimates or accounting principles or any proposed restatement or revision to Medco's financial statements, if any such change, restatement or revision could affect the Merck Group's reported financial results for any Consolidated Period. Medco will consult with Merck and, if requested by Merck, Medco will consult with Merck and the Merck Auditors, and permit Merck and the Merck Auditors to consult with the Medco Auditors, with respect thereto. Without the prior written approval of Merck, Medco shall not, during any Consolidated Period, (i) restate or revise its financial results with respect to prior Consolidated Periods, or
(ii) make any change to any of its accounting principles, in each case if such restatement, revision or change could affect, or could require Merck to restate, revise or change, the financial results reported on Merck's prior financial statements or to be reported on Merck's future financial statements. Medco shall not, during any period that is not a Consolidated Period, (x) restate or revise its financial results with respect to any Consolidated Period, or (y) make any change to any of its or its Subsidiaries' accounting principles, in each case if in the judgment of Merck such restatement, revision or change would require Merck to restate, revise or change the financial results for any Consolidated Period reported on the Merck Group's financial statements; provided, however, that, if in the opinion of the Medco Auditors, Medco's failure to make any such restatement, revision or change would result in Medco's financial statements failing to be in compliance, in a material respect, with U.S. generally accepted accounting principles or the requirements of the Commission, Medco may make any such restatement, revision or change after (1) providing Merck with as much prior notice thereof as reasonably practicable and (2) consulting with Merck and the Merck Auditors permitting Merck and the Merck Auditors to consult, for a reasonable period of time, with the Medco Auditors regarding such proposed restatement, revision or change.

     Section 3.6. Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Notes Offering, Credit Facility and Distribution, (i) all out-of-pocket costs and expenses of the parties in connection with the Distribution shall be the responsibility of Merck and (ii) all out-of-pocket costs and expenses of the parties in connection with the Notes Offering and Credit Facility, including all underwriting fees, discounts and commissions in connection with the Notes Offering and the Credit Facility, shall be the responsibility of Medco.

     Section 3.7. Governmental Approvals. The parties acknowledge that certain of the transactions contemplated by this Agreement and the Ancillary Agreements may be subject to certain conditions established by applicable regulations, orders, and approvals of Governmental Authorities ("Existing Authority"). The parties intend to implement this Agreement, the Ancillary Agreements and the transactions contemplated thereby consistent with and to the extent permitted by applicable Existing Authority and to cooperate toward obtaining and maintaining in effect such Governmental Approvals as may be required in order to implement this Agreement and each of the Ancillary Agreements as fully as possible in accordance with their respective terms. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement require any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

     Section 3.8. Patent License. Medco grants to Merck a worldwide, non-exclusive, non-royalty bearing, irrevocable license under the patents, patent applications and proposed patent applications set forth in Schedule 3.8 (the "Patents") to make, have made, use, sell, offer for sale, import, export or lease any and all products and systems, and to practice and perform any and all methods and processes claimed or described in the Patents. Medco also covenants not to commence or bring any claim, action or proceeding against any member of the Merck Group for infringement of the Patents. The term of the license provided by this Section 3.8 (the "Patent License") shall expire upon the expiration of the term of the last of the Patents. Medco hereby represents and warrants that Medco is presently the sole and exclusive owner of all rights, title and interest in and to the Patents and that Medco has the right to grant the licenses, covenants and other rights granted herein with respect to the Patents. Medco further warrants that the grant of this Patent License does not breach any other agreement and further warrants that it needs no permission or authorization from any other Person to grant the Patent License.

     Section 3.9.  Non-Competition.

     (a) Except as permitted under paragraphs (b) and (c) of this Section 3.9, no member of the Medco Group shall, for a period of five years from the Distribution Date, engage in any activities or lines of business similar to the Merck Business ("Prohibited Activities").

     (b) Notwithstanding anything in this Agreement to the contrary, the Medco Group shall be permitted to make acquisitions of and investments in any entity engaged in Prohibited Activities; provided, that, any Prohibited Activities will have represented in such entity's most recently completed fiscal year not more than 20% of the consolidated revenues or net income of such entity being acquired or in which the investment is being made. In the event that the Medco Group makes an acquisition of all the equity of an entity that engages in Prohibited Activities, should any member of the Medco Group determine to dispose of all or any material portion of such Prohibited Activities prior to the end of the five-year period following the Distribution Date, Medco will provide to Merck a right of first offer to acquire such Prohibited Activities or portion thereof.

     (c)  Notwithstanding anything in this Agreement to the contrary, this
Section 3.9 shall not apply to (i) any Person (a "Medco Acquiror") who becomes an Affiliate of Medco after the Distribution Date as a result of an acquisition of Equity Securities, or (ii) any Person who was an Affiliate of such Medco Acquiror prior to such acquisition.

     Section 3.10. Use of Merck Name and Mark. Medco acknowledges that Merck shall own all rights in the "Merck" name and logo and related tradenames and marks. Subject to the final sentence of this Section 3.10, within thirty (30) days following the Distribution Date, Medco shall (x) change or cause to be changed, to the extent necessary, the names of the members of the Medco Group to names that do not include the name "Merck" or any variation thereof, and (y) cause each member of the Medco Group, including itself, to cease all use of the "Merck" name or any variation thereof as part of its corporate or organizational name, including by causing all licenses, certifications and authorizations issued to any member of the Medco Group the name of which includes or included the "Merck" name or any variation thereof to be reissued or amended, to the extent necessary, to remove from such licenses, certifications and authorizations any references to the "Merck" name or any variation thereof in the names of the holders thereof that may be reflected on such licenses, certifications and authorizations (or any related documentation). Subject to the final sentence of this Section 3.10, within sixty (60) days following the Distribution Date, Medco shall cause each member of the Medco Group, including itself, to cease all other use of the "Merck" name and any variation thereof (including in the URL of any website) and logo and related tradenames and marks. Members of the Medco Group may use such names, logos and marks during such 60-day period only to the extent that it is not practical to change or replace any existing signs, letterheads, business cards, invoices or other business forms, telephone directory listings or promotional material, provided that Medco shall cause members of the Medco Group to maintain the same standards of quality with respect to such names, logos and marks as previously exercised. Notwithstanding anything in this Section 3.10 to the contrary, (x) members of the Medco Group may continue, up to and including December 31, 2003, to distribute in the ordinary course of business promotional, client or member materials, including member identification cards, that contain references to the "Merck" name, logos, and related tradenames and marks (provided that members of the Medco Group shall use their best efforts to discontinue the distribution and issuance of member identification cards containing any reference to the Merck name, logo or related tradenames or marks as soon as possible after the date hereof and up to and including December 31, 2003), and (y) Medco shall not be required to replace plan member identification cards containing the name "Merck-Medco Managed Care L.L.C." until the second anniversary of this Agreement (provided that Medco shall cause members of the Medco Group to use their best efforts to replace such cards prior to such second anniversary and Medco shall cause all such cards to be replaced no later than the date of such second anniversary).

                                   ARTICLE IV

                                  MISCELLANEOUS

     Section 4.1. Entire Agreement. This Agreement, the Ancillary Agreements and the Annexes, Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings, negotiations, discussions, writings, commitments and conversations with respect to the subject matter hereof and thereof, and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

     Section 4.2. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with and all Disputes hereunder shall be governed by the procedural Laws (except to the extent inconsistent with Article III of the Indemnification Agreement) and substantive Laws of the State of New York as to all matters regardless of the Laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     Section 4.3. Termination. This Agreement and all Ancillary Agreements may be terminated at any time prior to the Distribution by and in the sole discretion of Merck without the approval of Medco nor the shareholders of Merck. In the event of termination pursuant to this Section 4.3, no party shall have any liability of any kind to the other party or any other Person, except to the extent otherwise agreed by the parties.

     Section 4.4. Notices. All notices and other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing to and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivery by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested), as follows:

          if to Merck:

               Merck & Co., Inc.
               One Merck Drive
               P.O. Box 100
               Whitehouse Station, New Jersey 08889
               Attention: General Counsel

          if to Medco:

               Medco Health Solutions, Inc.
               100 Parsons Pond Road
               Franklin Lakes, New Jersey 07417
               Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices and other communication shall be deemed to have been given and received on the date of actual delivery.

     Section 4.5. Counterparts. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, and each Ancillary Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 4.6. Binding Effect; Assignment; Third-Party Beneficiaries. Medco may not, directly or indirectly, in whole or in part, whether by operation of Law or otherwise, assign or transfer this Agreement or its rights hereunder, without Merck's prior written consent and, except as otherwise permitted hereby, any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of Merck. Nothing in this Agreement shall restrict any transfer of this Agreement by Merck, whether by operation of Law or otherwise. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its legal representatives and successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 4.7. Severability. If any term or other provision of this Agreement is determined by a court or administrative agency of competent jurisdiction or arbitrator in any binding arbitration, to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If the parties are unable to reach agreement on any such modification, an arbitrator selected in accordance with Article III of the Indemnification Agreement shall have the authority to determine such modification.

     Section 4.8. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 4.9. Amendment. This Agreement may be amended at any time prior to the Distribution Date by and in the sole discretion of Merck, without the approval of Medco nor the shareholders of Merck. From and after the Distribution, no change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     Section 4.10. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement, (b) the execution, delivery and performance by it of this Agreement and each Ancillary Agreement have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and each Ancillary Agreement, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and general equity principles.

     Section 4.11. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     Section 4.12. Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

     Section 4.13. Offset. In addition to, and not in limitation of, any other remedies any member of the Merck Group or any Merck Indemnitee (as defined in the Indemnification Agreement) may be entitled to under this Agreement, any Ancillary Agreement or any Intercompany Agreement (as defined in the Indemnification Agreement), any member of the Merck Group or any Merck Indemnitee may satisfy any amounts owed to such member of the Merck Group or Merck Indemnitee by any member of the Medco Group, including pursuant to Medco's indemnification obligation under Section 3.1(b), by means of an offset against any amounts any member of the Merck Group may from time to time owe to any member of the Medco Group or any Medco Indemnitee, whether under this Agreement, any Ancillary Agreement, any Intercompany Agreement, any other agreement or arrangement existing between any member of the Merck Group and any member of the Medco Group, or otherwise.

     Section 4.14. DISPUTE RESOLUTION. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, DISPUTES CONCERNING THE VALIDITY, INTERPRETATION OR PERFORMANCE OF OR UNDER THIS AGREEMENT OR ANY TERM OR PROVISION HEREOF, SHALL BE EXCLUSIVELY GOVERNED BY AND SETTLED IN ACCORDANCE WITH THE PROVISIONS OF
ARTICLE III OF THE INDEMNIFICATION AGREEMENT.

                                    ARTICLE V

                                   DEFINITIONS

     Section 5.1. Affiliate. "Affiliate" means, with respect to any specified Person, a Person that controls, is controlled by, or is under common control with such specified Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

     Section 5.2. Ancillary Agreements. "Ancillary Agreements" has the meaning set forth in Section 1.3 hereof.

     Section 5.3. Business Day. "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New Jersey are authorized or obligated by Law or executive order to close.

     Section 5.4. Code. "Code" has the meaning set forth in the Recitals hereof.

     Section 5.5. Commission. "Commission" has the meaning set forth in the Recitals hereof.

     Section 5.6. Confidential Disclosure Agreement. "Confidential Disclosure Agreement" has the meaning set forth in Section 1.3(c) hereof.

     Section 5.7. Consolidated Period. "Consolidated Period" has the meaning set forth in Section 3.5(b) hereof.

     Section 5.8. Credit Facility. "Credit Facility" has the meaning set forth in the Recitals hereof.

     Section 5.9. Credit Support Arrangements. "Credit Support Arrangements" has the meaning set forth in Section 3.1(a) hereof.

     Section 5.10. Credit Support Insurance Coverage. "Credit Support Insurance Coverage" has the meaning set forth in Section 3.1(b) hereof.

     Section 5.11. Distribution. "Distribution" has the meaning set forth in the Recitals hereof.

     Section 5.12. Distribution Agent. "Distribution Agent" has the meaning set forth in Section 2.1(a) hereof.

     Section 5.13. Distribution Date. "Distribution Date" means the date as so determined by Merck in its sole and absolute discretion in accordance with
Article II hereof on which the Distribution is effective.

     Section 5.14. Employee Matters Agreement. "Employee Matters Agreement" has the meaning set forth in Section 1.3(a) hereof.

     Section 5.15. Equity Securities. "Equity Securities" means all classes of equity securities of Medco, and any options or other securities exercisable for, convertible into or exchangeable for Medco's equity securities.

     Section 5.16. Exchange Act. "Exchange Act" means the Securities and Exchange Act of 1934.

     Section 5.17. Existing Authority. "Existing Authority" has the meaning set forth in Section 3.7 hereof.

     Section 5.18. Governmental Approvals. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     Section 5.19. Governmental Authority. "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     Section 5.20. Group. "Group" means the Merck Group or the Medco Group, as the context requires.

     Section 5.21. Indemnification Agreement. "Indemnification Agreement" has the meaning set forth in Section 1.3(d) hereof.

     Section 5.22. Information. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, audit work papers, work papers from internal audits, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     Section 5.23. Information Statement. "Information Statement" means the information statement forming a part of the Form 10.

     Section 5.24. Intercompany Payment. "Intercompany Payment" has the meaning set forth in Section 1.1 hereof.

     Section 5.25. Law. "Law" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

     Section 5.26. Medco Acquiror. "Medco Acquiror" has the meaning set forth in Section 3.9(c)(i) hereof.

     Section 5.27. Medco Auditors. "Medco Auditors" has the meaning set forth in Section 3.5(a) hereof.

     Section 5.28. Medco Board. "Medco Board" has the meaning set forth in the Recitals hereof.

     Section 5.29. Medco Group. "Medco Group" means Medco and each other Subsidiary and Affiliate of Medco immediately after the Distribution Date and each Person that becomes a Subsidiary or Affiliate of Medco (other than members of the Merck Group) after the Distribution Date.

     Section 5.30. Merck Auditors. "Merck Auditors" has the meaning set forth in Section 3.5(a) hereof.

     Section 5.31. Merck Board. "Merck Board" has the meaning set forth in the Recitals hereof.

     Section 5.32. Merck Business. "Merck Business" means the development, manufacture, and marketing of human or animal health products; provided, however, that to the extent any such activities relate to the conduct of the pharmaceutical benefits management business by the Medco Group in accordance with Medco's practices in place prior to the Distribution Date, such activities shall not constitute any part of the Merck Business.

     Section 5.33. Merck Common Stock. "Merck Common Stock" has the meaning set forth in the Recitals hereof.

     Section 5.34. Merck Dividend. "Merck Dividend" has the meaning set forth in the Recitals hereof.

     Section 5.35. Merck Group. "Merck Group" means Merck and each Subsidiary and Affiliate of Merck immediately after the Distribution Date and each Person that becomes a Subsidiary or an Affiliate of Merck (other than any member of the Medco Group) after the Distribution Date.

     Section 5.36. Notes Offering. "Notes Offering" has the meaning set forth in the Recitals hereof.

     Section 5.37. Notes Offering Closing. "Notes Offering Closing" has the meaning set forth in Section 1.6 hereof.

     Section 5.38. Notes Registration Statement. "Notes Registration Statement" has the meaning set forth in the Recitals hereof.

     Section 5.39. Notes Underwriters. "Notes Underwriters" has the meaning set forth in Section 1.5(a) hereof.

     Section 5.40. Notes Underwriting Agreement. "Notes Underwriting Agreement" has the meaning set forth in Section 1.5(b) hereof.

     Section 5.41.  NYSE. "NYSE" means the New York Stock Exchange.

     Section 5.42. Patent. "Patent" has the meaning set forth in Section 3.8 hereof.

     Section 5.43. Patent License. "Patent License" has the meaning set forth in Section 3.8 hereof.

     Section 5.44. Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     Section 5.45. Prohibited Activities. "Prohibited Activities" has the meaning set forth in Section 3.9(a) hereof.

     Section 5.46. Record Date. "Record Date" means the close of business on the date to be determined by the Merck Board as the record date for determining the shareholders of Merck entitled to receive shares of Medco Common Stock pursuant to a pro-rata distribution of shares of Medco Common Stock as part of the Distribution.

     Section 5.47. Receiving Party. "Receiving Party" means, with respect to any asset or liability to be transferred or that is allocated to a party pursuant to, or as contemplated by, this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, the party to which such asset or liability is to be transferred or allocated.

     Section 5.48. Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

     Section 5.49. Subsidiary. "Subsidiary" means with respect to any specified Person, corporation, limited liability company, partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

     Section 5.50.  Tax Agreement. "Tax Agreement" has the meaning set forth in
Section 1.3(b) hereof.

     Section 5.51. Transferring Party. "Transferring Party" means, with respect to any asset or liability to be transferred or that is allocated to a party pursuant to, or as contemplated by this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, the party from which such asset or liability is to be transferred or allocated.

     WHEREFORE, the parties have signed this Distribution Agreement effective as of the date first set forth above.

MERCK & CO., INC.                                  MEDCO HEALTH SOLUTIONS,
                                                   INC.

By: __________________________                     By: _________________________
Name:                                              Name:
Title:                                             Title: